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                      April 19, 2023

       Shelly A. Dumas-Magnin
       Vice President and Controller
       Schneider National, Inc.
       3101 South Packerland Drive
       Green Bay, Wisconsin 54313

                                                        Re: Schneider National,
Inc.
                                                            Form 10-K for the
Fiscal Year ended December 31, 2022
                                                            Filed February 17,
2023
                                                            File No. 001-38054

       Dear Shelly A. Dumas-Magnin:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation
       cc:                                              Thom Jackson